Exhibit 10.72

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the “Third Amendment”) is made and entered into as of 1-03-03 by and between Kennedy-Wilson Properties, Ltd., an Illinois corporation (“The Company”) a wholly owned subsidiary of Kennedy-Wilson Inc. a Delaware corporation, having an address of 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, (“Company”), and James Rosten, an individual (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of January 4, 1999, and amended January 1, 2001, and March 15, 2001 providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified to change the Term, and Bonus.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiently of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of January 1, 2003 as follows:

1.                   Section 3 Term of Employment is amended such that the term of this Agreement is extended to December 31, 2003. Therefore, Section 3 of the Agreement is amended such that the termination date of December 31, 2002 is deleted and the termination date of “December 31, 2003” is inserted in lieu thereof.

2.                   Section 5 (b) Bonus is deleted in its entirety and the following is added in lieu thereof:

(b)        Bonus. Employee shall be eligible as of December 31 of each calendar year to receive a bonus (the “Bonus”) based on the net income of Kennedy Wilson Properties, LTD, (“Division”) which shall be calculated and paid as follows:

Net Income	Bonus
0 -MM	10%
51MM -Above	15%

Net income shall be equal to (i) the gross revenue credited to the Division, less (ii) cost and expenses incurred by the Division including without limitation office rent and expenses, salaries, bonuses and benefits of all employees and consultants who provide services for the Division, marketing costs, write-offs, depreciation and amortization, interest expense, a charge for general corporate overhead, and a cost of capital factor equal to twelve percent (12%) per annum of the amount of any indebtedness incurred or extended by Company for the operation of the Division and two percent (2%) per annum of the amount of any indebtedness which is guarantied by Company for the benefit of the Division, and other expenses properly charged to such gross revenue according to generally acceptable accounting principles as determined in the commercially reasonable judgment of Company’s Chief Financial Officer.

3.              Section 5(d) is added as follows:

(d)         Incentive Bonus and Promote - KW Property Fund II (Fund II) and KW Private Equity Partnership I (Equity I). Employee shall participate in the origination, marketing, and management of Fund II and Equity I.

(i)            Promote II. Net profits generated upon the ultimate sale of any property acquired by Fund II and Equity I during the term of Employee’s employment are defined as the “Promote-Il”. Net profit shall mean the difference between the net sales price of a given property and the original acquisition price of the property plus any out-of-pocket investment in the applicable property of the Fund, less cost of capital and any other operating expenses with respect to such property. As Promote-Il Properties are sold and the Promote-Il is recorded and funded, a disbursement will be made to Employee equal to his participation in two thirds of the funded Promote-Il. The remaining one third will be held in reserve (“Promote-Il a Reserve” for Fund II properties and “Promote-Il b Reserve” for Equity I properties) to offset potential Fund II or Equity I property sale losses. Promote-Il a Reserve is only to be used for losses associated with Fund II properties and Promote-Il b Reserve is only to be used for losses associated with Equity I properties. When the last of the Promote-Il properties in each reserve is sold, any funds remaining in the appropriate Promote-Il Reserve, II a or II b, will be paid to the Employee within thirty (30) days of the properties sale. To the extent possible, all sums paid under this Promote-Il Section shall be treated for tax purposes in the same manner as distributions made to Kennedy-Wilson Property Services, Inc., General Partner. Promote-II multiplied by 20% is defined as the “Promote-II Bonus Pool”. The Employee’s portion of the Promote-Il Bonus Pool is equal to 1/3 of the first 50% of the Promote-Il Bonus Pool and Employee shall be eligible for a discretionary bonus of up to 80% of the second 50% of the Promote-II Bonus Pool. The discretionary bonus will be at the sole and absolute discretion of the Fund Compensation Committee. The Fund Compensation Committee shall be comprised of William McMorrow, Kent Mouton, Freeman Lyle, Barry Schlesinger, James Rosten, Philip Capron, and James Ozello.

(ii)          Bonus Pool II. Net profits generated from the operation of Fund II and Equity I multiplied by 20% is defined as Bonus Pool II. Bonus Pool II is further defined to be the total fee revenues Kennedy Wilson receives from Fund II and Equity I less the total expenses incurred in generating those fees, multiplied by 20%. The Employee’s portion of Bonus Pool II is equal to 1/3 of the first 50% of Bonus Pool II and Employee shall be eligible for a discretionary bonus of up to 80% of the second 50% of the Bonus Pool. The discretionary bonus will be at the sole and absolute discretion of the Fund Compensation Committee. The Fund Compensation Committee shall be comprised of William McMorrow, Kent Mouton, Freeman Lyle, Barry Schlesinger, James Rosten, Philip Capron, and James Ozello.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first written above.

THE COMPANY:	EMPLOYEE:
KENNEDY-WILSON INTERNATIONAL	/s/ Jim Rosten
a California corporation

/s/ William McMorrow
Title: Chairman/ CEO